EXHIBIT 99(A)

                    UNITY BANCORP COMPLETES SALE OF BRANCHES

CLINTON, NEW JERSEY, December 11, 2000 ... UNITY BANCORP, INC. (NASDAQ NM:
UNTY), announced today that its subsidiary, Unity Bank, had completed the sale of four bank branches located in Cranford, Kenilworth, Springfield at Millburn Avenue, and East Brunswick, New Jersey to SI Bank & Trust, a Staten Island based bank.

     Under the terms of the transaction, Unity Bank will recognize a gain of $2.7 million, based on assumed deposits of approximately $42 million and an agreed deposit premium of 6.5%.

     Mr. David Dallas, Chairman of the Unity Bancorp, Inc. and Unity Bank stated, "As previously disclosed, Unity anticipates reporting the sale of one additional branch later this week to Hilltop Community Bank, a community bank based in Summit, New Jersey. Together, the sales help the Company meet its capital plan, increase profitability going forward, and improve shareholder value. These transactions presented a tremendous opportunity to strengthen our franchise by enabling us to better focus on the financial needs of consumers and small businesses in the communities served by our remaining network of 12 full service branches."

     Unity Bancorp, Inc., is a holding company for Unity Bank headquartered in Clinton, New Jersey. Unity provides a variety of retail and commercial financial services through 12 full-service branches located in Hunterdon, Middlesex, Union and Somerset Counties. Unity Bank is a leading "Preferred Lender" of SBA financing in New Jersey, Pennsylvania, Delaware and New York.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

     This press release contains statements regarding possible future events and performance. These statements constitute "forward looking statements" as defined under Section 21E of the Securities Exchange Act of 1934, as amended. The accuracy of these statements is subject to a number of uncertainties and contingencies, many of which are out of the control of the Company. These uncertainties and contingencies include future economic conditions, the future direction of interest rates, business activity within the Company's market area and many other factors. Investors should not unduly rely upon these forward-looking statements.

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Contact:          Anthony J. Feraro, President Unity Bank     908.730.7630


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